Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK, $0.001 PAR VALUE

OF

ENIGMA SOFTWARE GROUP, INC.

The undersigned, William R. Atkinson, President and CEO of ENIGMA SOFTWARE GROUP, INC., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation's Certificate of Incorporation to issue shares of preferred stock in series by distinct designation by the Board, and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Board on April 14, 2008 adopted the following resolution creating a series of one million (1,000,000) shares of preferred stock designated as Series B Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation and the DGCL, a series of preferred stock, $0.001 par value per share, of the Corporation be and it hereby is created, and that the designation and number of shares and relative rights and preferences thereof are as set forth below:

Terms of the Series B Preferred Stock,

$0.001 par value, of

Enigma Software Group, Inc.

Series B Preferred Stock

(1)

Rank.  The rank of the Series B Preferred Stock shall be senior to the Common Stock (as defined below) and any other series of preferred stock of the Corporation for purposes of payment upon liquidation and dividend rights (except such series of preferred stock which may be issued after having been approved pursuant to Section 5), and as otherwise set forth in this Certificate of Designations, Preferences and Rights (the “Certificate”).

(2)

Designation and Amount. There is hereby created a series of preferred shares that shall be designated as “Series B Preferred Stock,” par value $0.001 per share (the “Series B Preferred Stock”), and the number of shares constituting such series shall be one million (1,000,000).  Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then outstanding plus the number of shares of Series B Preferred Stock then reserved for issuance upon the exercise of outstanding options, rights or warrants to purchase Series B Preferred Stock or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

(3)

Liquidation.

(a)

Payment to Holders of Series B Preferred Stock.  In the event of voluntary or involuntary liquidation, dissolution, bankruptcy or winding up of the Corporation, the holders of the Series B Preferred Stock, on a pro rata basis, shall (prior to any distribution to the holders of the common stock, $0.001 par value per share (the “Common Stock”) or the holders of any other preferred stock of the Corporation junior to the Series B Preferred Stock on liquidation) be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to One Thousand Dollars ($1,000), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock (the “Original Issue Price”), plus any unpaid Accruing Dividends, whether or not declared, together with any other dividends declared but unpaid thereon.

(b)

Distribution of Remaining Assets.  After the payment of all amounts required to be paid to holders of Series B Preferred Stock pursuant to Section 3(a), the remaining assets of the Corporation available for distribution shall be distributed pro rata to the holders of Series B Preferred Stock (on an as-converted basis), the holders of Common Stock, and the holders of any other preferred stock of the Corporation (on an as-converted basis) entitled to share pro rata in such distributions.

(c)

Deemed Liquidation Events.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least eighty percent (80%) of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation prior to the effective date of any such event: (i) the sale, merger, reverse merger, share exchange, recapitalization, reorganization or consolidation of the Corporation or its subsidiary into or with another corporation or other similar transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the capital stock of the Corporation is disposed or in which the shareholders of the Corporation immediately prior to such merger, reverse merger, share exchange, recapitalization, reorganization or consolidation own less than fifty percent (50%) of the Corporation’s voting power immediately after such merger, reorganization or consolidation; or (ii) the sale of all or substantially all the assets of the Corporation.  The Corporation shall not have the power to effect a Deemed Liquidation Event pursuant to Section 3(c)(i) unless the agreement or plan of merger or consolidation for such transaction  provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b).  If the Corporation effects a Deemed Liquidation Event pursuant to Section 3(c)(i) in which it receives the proceeds of such Deemed Liquidation Event or pursuant to Section 3(c)(ii), and it does not liquidate or dissolve within ninety (90) days of the consummation of such Deemed Liquidation Event, it shall reasonably promptly redeem each share of Series B Preferred Stock for the amount which the holder of such share of Series B Preferred Stock would receive in a liquidation pursuant to Sections 3(a) and 3(b).

(4)

Anti-Dilution Protection.  In the event the Corporation sells shares of Series B Preferred Stock to a person or entity other than Title America Corp., a Nevada corporation (“Title America”) at a lower price per share (the “Lower Share Price”) than the Original Issue Price, then the Corporation shall immediately thereafter issue to Title America the Catch-Up Shares for no consideration; provided, that if the Corporation does not have enough authorized shares of Series B Preferred Stock available for issuance of the Catch-Up Shares, the Corporation shall immediately issue to Title America that number of shares of Series B Preferred Stock available for issuance for no consideration and shall use its best efforts to make additional shares of Series B Preferred Stock available for issuance so that it can issue to Title America the remainder of the Catch-Up Shares as soon as possible (also for no consideration).  The number of “Catch-Up Shares” issued shall equal that number of shares of Series B Preferred Stock equal to the difference between (a) eight million three hundred fourteen thousand dollars ($8,314,000) (the “Title America Consideration”) divided by the Lower Share Price, and (b) the Title America Consideration divided by the Original Share Price, rounded up to the nearest whole number.  In the event a person or entity obtains warrants or other securities convertible into Series B Preferred Stock, such warrants or other securities shall be considered in determining the Lower Share Price for purposes of this provision.  If shares of Series B Preferred Stock are issued for no or nominal consideration, the Lower Share Price shall be deemed to be one dollar ($1.00) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).

(5)

Voting Rights; Protective Provisions.  Without the approval of the holders of at least eighty percent (80%) of the Series B Preferred Stock, the Corporation shall not, and none of its subsidiaries shall (either directly or by amendment, merger, consolidation, or otherwise) (i) take, or commit to take, any action for which the consent of another series of preferred stock is required (either voting separately as a single class or voting with another series of preferred stock together); (ii) take, or commit to take, any of the actions set forth under “Protective Provisions” on Exhibit A hereto; or (iii) take, or commit to take, any action for which the separate consent of the Series B Preferred Stock is required by law.  Each holder of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or as required by law.  In such votes of the holders of Common Stock, each Series B Preferred Stock holder shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series B Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

(6)

Cumulative Dividend.  Each holder of Series B Preferred Stock shall be entitled to receive from the Corporation an annual dividend, paid in cash, equal to six percent (6%) of the Original Issue Price (the “Accruing Dividend”).  To the extent funds are legally available therefor, the Corporation shall declare and pay an amount equal to one-fourth of the Accruing Dividend within fifteen (15) days after the end of each of the Corporation’s fiscal quarters; provided, that, to the extent that funds are not legally available therefor ,the holders of the Series B Preferred Stock elect not to receive such dividend,  or the Corporation otherwise fails to timely declare and pay such Accruing Dividend (in whole or in part), any unpaid portion of the Accruing Dividend shall accrue on a cumulative basis and such unpaid portion shall bear interest daily at the rate of eight percent (8%) per annum, which interest shall become part of the Accruing Dividend.  Notwithstanding the foregoing, the holders of the Series B Preferred Stock, upon the consent of the holders of no less than eighty percent (80%) of the outstanding shares of Series B Preferred Stock, may, in their sole discretion, elect to defer receipt of the Accruing Dividend by providing written notice of such election to the Corporation prior to the end of the Corporation’s fiscal quarter; provided that the Corporation shall declare and pay any such deferred Accruing Dividend no later than the second (2d) day after it shall have been provided notice by the holders of at least eighty percent (80%) of the outstanding shares of Series B Preferred Stock that such deferral has been rescinded.  Except as provided in this Section 6, or as may otherwise be provided by the DGCL or the Certificate of Incorporation of the Corporation, any other dividends shall be pro rata among all holders of Common Stock, Series B Preferred Stock and all other preferred stock of the Corporation entitled to share pro rata in such dividend, on an as-converted basis.

(7)

Conversion.  Each share of Series B Preferred Stock shall be convertible, at the sole option of the holder thereof, into share(s) of the Corporation’s Common Stock by the holder thereof sending to the Corporation a Conversion Notice (as defined below) for such shares.  The term “Conversion Notice” shall mean a written notice signed and dated by the holder of shares of Series B Preferred Stock wherein the holder has set forth the number of shares of Series B Preferred Stock that it intends to convert pursuant to the terms of this Section 7 and computation of the number of shares of Common Stock that the holder believes it is entitled to receive as a result of the application of the Conversion Formula (as defined below) to such conversion.  The term “Conversion Formula” shall mean that number of shares of Common Stock to be received by the holder of Series B Preferred Stock in exchange for the number of shares of Series B Preferred Stock then being converted, where each share of such Series B Preferred Stock shall be convertible into one thousand three hundred (1,300) shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).  At the time of any conversion pursuant to this Section 7, the Corporation shall pay the holders of Series B Preferred Stock any Accruing Dividends accrued but unpaid on the shares of Series B Preferred Stock being converted hereunder, whether or not declared, together with any other dividends declared but unpaid thereon.

(8)

Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the date hereof the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a stock dividend, reorganization, merger or consolidation) (a “Reclassification”), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property (“Successor Securities”) receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  This Section 8 shall similarly apply to any successive Reclassifications.

(9)

Call Right.  The Corporation shall have the right, at its sole option, to request that a holder of Series B Preferred Stock sell a specified number of its shares of Series B Preferred Stock (the “Call Shares”) to the Corporation in exchange for payment by the Corporation of the Call Consideration (as defined below) in accordance with the terms of this provision.  In order to exercise such right, the Corporation shall remit to such holder of Series B Preferred Stock a Call Notice (as defined below).  Upon receipt of the Call Notice, each holder shall have a period of ten (10) days (the “Call Notice Period”) during which time it may, in its sole discretion, convert any or all of the shares of Series B Preferred Stock held by such holder, and such converted shares may be sold at the holder’s discretion.  Upon the expiration of the Call Notice Period, provided that the holder still beneficially owns any shares of Series B Preferred Stock, it shall deliver the Call Shares in exchange for the Call Consideration (as defined below).  The term “Call Notice” shall mean a written notice signed and dated by the Corporation to such holder of Series B Preferred Stock from whom the Corporation desires to repurchase the Call Shares wherein the Corporation has set forth the number of shares of Series B Preferred Stock that it intends to purchase pursuant to the terms of this Certificate of Designation and computation of the Call Consideration.  The term “Call Consideration” shall mean the number of shares of Series B Preferred Stock that the Corporation thereof intends to purchase pursuant to this provision multiplied by the Call Price (as defined below).  The term “Call Price” shall mean the greater of (i) One Thousand Three Hundred Dollars ($1,300) per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), plus any unpaid Accruing Dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon; or (ii) the highest closing price per share of the Common Stock during the ten (10) trading days immediately preceding the last day of the Call Notice Period multiplied by one thousand three hundred (1,300).

(10)

Reservation of Shares.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at the time of conversion the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(11)

Election of Directors.  So long as at least twenty percent (20%) of the Series B Preferred Stock purchased by Title America in the Title America Offering remains outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), the holders of a majority of the Series B Preferred Stock, voting together as a separate class on an as-if-converted basis, shall have the right to elect three (3) members of the Board (the “Preferred Directors”).

(12)

Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series B Preferred Stock so converted were registered.

(13)

Fractional Shares.  Series B Preferred Stock may only be issued in whole shares.  Any calculations made with respect to fractional shares hereunder shall be rounded to the nearest whole share.

(14)

Amendment.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of Series B Preferred Stock voting together as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 14th day of April, 2008.

By: /s/ William R. Atkinson
William R. Atkinson
President and Chief Executive Officer

EXHIBIT A

Protective Provisions

(i)

sell all or any portion of the Corporation or any subsidiary, whether by sale of equity interests, merger (other than a merger in which the Corporation is the surviving entity and no change of control occurs as a result of such merger), reorganization, consolidation, refinancing or recapitalization that results in a change in controlling equity ownership of the Corporation or any subsidiary or sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or such subsidiary;

(ii)

incur any indebtedness for borrowed money or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any subsidiary or guaranty or provide surety for the obligations of any third-party, other than (a) ordinary course trade payables, (b) financings of budgeted capital expenditures reflected in annual budgets approved by the Board, or (c) not more than fifty thousand dollars ($50,000) of traditional working capital financing from commercial lenders based on a borrowing base and secured only by the Corporation’s accounts receivable;

(iii)

amend or modify (a) the Certificate of Incorporation, Bylaws or similar governing instrument(s) of the Corporation or any of its subsidiaries, or (b) documentation relating to indebtedness for borrowed money of the Corporation or any subsidiary, other than indebtedness permitted under clause (ii)(a), (b) or (c) above;

(iv)

enter into any transaction between or among the Corporation and/or any subsidiary, on the one hand, and any of their respective equity owners, directors, officers, employees or affiliates, on the other hand; provided, however, that nothing in this clause (iv) shall be deemed to prohibit (a) normal and customary employment and benefit programs on terms approved by the Board (including at least a majority of the Preferred Directors), or (b) transactions between the Corporation and its wholly-owned subsidiaries (or between such subsidiaries) and transactions that are on terms no less favorable to the Corporation and/or its subsidiaries than those the Corporation and/or its subsidiaries could otherwise receive in an arms length transaction from an unaffiliated third-party;

(v)

make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Corporation or any subsidiary, except redemptions from officers, directors, employees or consultants to the Corporation upon termination of their employment or association with the Corporation pursuant to agreements between such persons and the Corporation approved by the Board, or pursuant to the Call Right set forth in Section 9 of the Certificate of Designations;

(vi)

voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors with respect to the Corporation or any of its subsidiaries;

(vii)

commence or settle any material litigation or similar action to which the Corporation or any subsidiary is a party or could otherwise be bound;

(viii)

make any investment in one or more persons or entities in excess of fifty thousand dollars ($50,000) individually;

(ix)

change the line of business of the Corporation or any subsidiary;

(x)

increase the size of the Board beyond five (5) directors;

(xi)

change the independent auditors of the Corporation;

(xii)

authorize, issue or agree to issue any equity securities or rights to purchase equity securities (including convertible and exchangeable securities) of the Corporation or any subsidiary;

(xiii)

pay or make any dividends or distributions to its equity holders, other than distributions by subsidiaries of the Corporation to the Corporation and/or distributions in respect of the Series B Preferred Stock (including the Accruing Dividend); or

(xiv)

adopt or materially amend any equity based or phantom incentive plan or program for the Corporation or any subsidiary.